Exhibit 99.1
News Release
Amkor Repurchases $13.0 Million of its Senior Notes
CHANDLER, Ariz., December 3, 2007— Amkor Technology, Inc. (NASDAQ: AMKR) today announced it had repurchased, during November 2007, $3.0 million principal amount of its 7.75% Senior notes due May 2013 and $10.0 million principal amount of its 9.25% Senior notes due June 2016 in open market transactions for an aggregate purchase price of $13.2 million, which included $0.4 million of accrued interest.
About Amkor
Amkor is a leading provider of advanced semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.
Contact:
Amkor Technology, Inc.
Joanne Solomon
Corporate Vice President & Chief Financial Officer
480-821-5000 ext. 5416